Exhibit AA

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to: (a) the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the units representing limited partner interests in Energy Transfer Partners, L.P. beneficially owned by each of them, as applicable, (b) the appointment of Sonia Aube as Attorney-in-Fact to execute such Statement and any amendment thereto in the name and on behalf of the undersigned, and (c) the inclusion of this Joint Filing Agreement and Power of Attorney as an exhibit thereto.

Date: May 10, 2013

/s/ Kelcy L. Warren
Kelcy L. Warren

Energy Transfer Equity, L.P.
By:	LE GP, LLC., general partner

By:	/s/ John W. McReynolds
John W. McReynolds, President

LE GP, LLC

By:	/s/ John W. McReynolds

Joint Filing Agreement Signature Page